Exhibit 2.1
PLAN OF LIQUIDATION AND DISSOLUTION
OF
FRESH TRACKS THERAPEUTICS, INC.

This Plan of Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Fresh Tracks Therapeutics, Inc., a Delaware corporation (the “Company”), in accordance with Section 281(b) of the General Corporation Law of the State of Delaware (the “DGCL”).

1. Approval of Plan. The Board of Directors of the Company (the “Board”) has adopted this Plan and presented the Plan to the Company’s stockholders to take action on the Plan. If the Plan is approved by the requisite vote of the Company’s stockholders, the Plan shall constitute the adopted Plan of the Company.

2. Certificate of Dissolution. Subject to Section 14 hereof, after the stockholders of the Company approve the liquidation and dissolution of the Company and the Plan, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL at such time as determined by the Company in its sole discretion (the time of such filing, or such later effective time as stated therein, the “Effective Time”).

3. Cessation of Business Activities. After the Effective Time, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs and distribute its assets in accordance with this Plan.

4. Continuing Employees and Consultants. For the purpose of effecting the dissolution of the Company, the Company may hire or retain such employees, consultants and advisors as the Company deems necessary or desirable to supervise or facilitate the dissolution and winding up of the Company.

5. Dissolution Process. From and after the Effective Time, the Company (or any successor entity of the Company) shall complete the following corporate actions:
(i)    The Company (a) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, (b) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party and (c) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution. All such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.
(ii)    After the payments are, or reasonable provision to pay is, made pursuant to clause (i) above, if there are any assets remaining, the Company shall distribute to its stockholders, in accordance with the Company’s Restated Certificate of Incorporation, as amended through the Effective Time (the “Certificate of Incorporation”), all remaining assets, including all available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash, property or assets, in such amounts, and at such time or times, as the Board in its absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board, in its absolute discretion, the Company may establish and set aside a reasonable amount of cash, property and/or assets to satisfy claims against the Company, including, without limitation, tax obligations, all expenses related to the sale of the Company’s property and assets, all expenses related to the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan.
Notwithstanding anything contained herein to the contrary, the Company, at the sole discretion of the Board, may opt to dissolve and wind-up the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL.
6. Cancellation of Stock. The distributions to the Company’s stockholders pursuant to Section 5 hereof shall be deemed to be in complete cancellation of all of the outstanding shares of capital stock of the Company as of the date that the continuation of the Company’s legal existence terminates in accordance with Section 278 of the DGCL. From and after the Effective Time, and subject to applicable law, holders of all outstanding shares of capital stock of the Company shall cease to have any rights in respect thereof, except the right to receive distributions, if any, pursuant to and in accordance with Section 5 hereof. As a condition to receipt of any distribution to the Company’s stockholders, the Company may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of capital stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Company of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Company. The Company will close its stock transfer books and discontinue recording transfers of shares of capital stock of the Company at the Effective Time, and thereafter any certificate representing shares of capital stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, operation of law or upon the dissolution of the stockholders or their successors.

7. Conduct of the Company Following Approval of the Plan. Under Delaware law, dissolution is effective upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware or upon such later effective date as may be set forth in the certificate of dissolution. As provided by Section 278 of the DGCL, the Company shall be continued for the term of 3 years from the effective dissolution date or for such longer period as the Court of Chancery shall in its discretion direct, as a body corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and of enabling it gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the Company either prior to or within 3 years after the effective date of its dissolution, the action shall not abate by reason of the dissolution of the Company; the Company shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the 3-year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery. The powers of the officers and directors of the Company shall continue during this time period in order to allow them to take the necessary steps to wind up the affairs of the Company.

8. Absence of Appraisal Rights. Under Delaware law, the holders and beneficial owners of the Company’s capital stock are not entitled to appraisal rights in connection with the transactions contemplated by the Plan.

9. Abandoned Property. If any distribution to any stockholder of the Company cannot be made, whether because such stockholder cannot be located, has not surrendered its certificate evidencing the capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

10. Stockholder Approval of Asset Sales, Exchanges and Dispositions. Approval of this Plan by the stockholders of the Company shall constitute the approval, authorization and, to the extent applicable, ratification of such stockholders of the sale, exchange or other disposition (either heretofore or in liquidation) of all of the property and assets of the Company, whether such sales, exchanges or other dispositions occur in one transaction or a series of transactions, and shall constitute approval, authorization and, to the extent applicable, ratification of all contracts and transactions for sale, exchange or other disposition, whether or not conditioned on adoption of this Plan.

11. Expenses of Dissolution. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

12. Compensation. In connection with and for the purpose of implementing and assuring the completion of this Plan, the Company may pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Approval of this Plan by the requisite vote of the outstanding capital stock of the Company shall constitute the approval, authorization and ratification by the Company’s stockholders of the payment of any such compensation.

13. Indemnification; Advancement; D&O Insurance. The Company shall continue to indemnify and advance expenses to its officers, directors, employees, agents and trustees in accordance with the Certificate of Incorporation, the Company’s Amended and Restated Bylaws and any contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification and advancement shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Company is authorized to obtain and maintain insurance in its sole discretion as may be necessary or advisable to cover the Company’s indemnification and/or advancement obligations or to otherwise afford any coverage or protection to any current or former director, officer, employee, agent or trustee of the Company.

14. Modification or Abandonment of the Plan. Notwithstanding approval of this Plan and the transactions contemplated hereby by the stockholders of the Company, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by such stockholders to the extent permitted by the DGCL.

15. Authorization. The Board is hereby authorized, in its sole discretion without further action by the stockholders of the Company, to do and perform or cause the officers of the Company to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up the affairs of the Company.